EXHIBIT 99.1

Harvard Bioscience Names Michael Rossi Chief Financial Officer

HOLLISTON, Mass., July 18, 2019 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) announced today that Michael Rossi has been named Chief Financial Officer, effective immediately.  Rossi most recently served as Chief Financial Officer of Laborie Medical Technologies, a global medical devices company.

Jim Green, Chairman, President and CEO stated, “Mike Rossi’s deep experience in finance, public company accounting, global business operations, and restructuring make him the perfect leader to partner with me to rapidly improve Harvard Bioscience’s financial and operating performance.”

Rossi said, “I am honored to join Harvard Bioscience and work with Jim and the company’s talented finance team to execute with urgency and quickly earn the trust of our shareholders.”

Rossi, 45, brings to Harvard Bioscience more than 19 years of finance and operational expertise. Prior to serving as Chief Financial Officer of Laborie Medical Technologies, he served as Chief Financial Officer of Medical Specialties Distributors, a healthcare supply chain management solutions company for over three years. Prior to that role, Rossi held finance roles of increasing responsibility at various public companies, including Haemonetics Corporation, The Princeton Review, Inc., American Tower Corporation, Sonus Networks and Manufacturers’ Services Limited. He began his professional career as an accountant at PricewaterhouseCoopers. Rossi earned a Bachelor of Science in accounting, cum laude, from Babson College and a Masters of Business Administration, cum laude, from Babson College’s Olin School of Management.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

Contact Information

David Sirois
Director, Corporate Accounting & SEC Reporting
508-893-8999